Consent of Independent Auditors We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan and SiriusPoint Ltd. 2013 Omnibus Incentive Plan of our report dated February 19, 2021, with respect to the financial statements of Third Point Enhanced LP (an equity method investee of Third Point Reinsurance Ltd.) included in the Annual Report (Form 10-K) of Third Point Reinsurance Ltd. for the year ended December 31, 2020, filed with the Securities and Exchange Commission. Ernst & Young Ltd. Grand Cayman, Cayman Islands February 26, 2021